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                                                                    Exhibit 3(c)


                                 AGENT'S AGREEMENT



                                 VARIABLE ANNUITY

                                 AND

                                 VARIABLE LIFE INSURANCE

                                 CONTRACTS



                                 DATED__________________________
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                               AGENT'S AGREEMENT

          VARIABLE ANNUITY AND VARIABLE LIFE INSURANCE CONTRACT SALES

     THIS AGREEMENT entered into this __________ day of ______________, 19__ among THE PENN MUTUAL LIFE INSURANCE COMPANY, a Pennsylvania corporation ("Penn Mutual"), PENN MUTUAL EQUITY SERVICES, INC., a Pennsylvania corporation (the "Broker"), and
_____________________________, a soliciting agent of Penn Mutual ("Agent").


                                  WITNESSETH

     WHEREAS, Agent is engaged in the business of soliciting applications for insurance policies and annuity contracts pursuant to a contract with Penn Mutual or a general agent of Penn Mutual;

     WHEREAS, Agent desires to solicit applications for variable annuity contracts and/or variable life insurance contracts ("Contracts") issued by Penn Mutual;

     WHEREAS, the Contracts may be deemed to be securities under the Securities Act of 1933, and applicable state laws, and the sale of such securities may be deemed to be through an instrumentality of interstate commerce within the meaning of Section 15(a) of the Securities Exchange Act of 1934 (the "1934 Act");

     WHEREAS, the Broker is a wholly-owned subsidiary of Penn Mutual, is registered as a broker-dealer under Section 15(b) of the 1934 Act and is a member of the National Association of Securities Dealers, Inc. (the "NASD");

     WHEREAS, Agent is, or expects shortly to be, duly qualified to act as a representative of the Broker under the provisions of the 1934 Act and the applicable rules of the NASD and has agreed to accept the supervision and control of the Broker in connection with the sale of Contracts;

     WHEREAS, the parties hereto desire to set forth the duties, authority and responsibility of each of the parties in connection with the sale of Contracts;

     NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

     1. The Broker agrees to supervise diligently the securities activities of Agent with respect to the sale of Contracts and agrees to establish, from time to time, such rules and

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procedures as may be necessary to insure compliance with applicable federal and state securities laws and rules of the NASD relating to the sale of Contracts.

     2. Agent agrees to comply with such rules and regulations as the Securities and Exchange Commission, the NASD or the Broker may establish from time to time relating to the sale of Contracts, to observe all applicable federal and state laws relating to Contracts and to submit to such supervision regarding sales of Contracts as may be necessary to insure compliance herewith. In addition to such other rules as may be established by the Broker from time to time, Agent shall adhere to high standards of commercial honor and just and equitable principles of trade in accordance with the Rules of Fair Practice of the NASD and the interpretation of its Board of Governors in all respects in the sale of Contracts, and shall not use any advertising or sales literature in connection with the sales of Contracts other than that supplied by Penn Mutual and approved by the Broker.

     3. Agent agrees that he or she shall have authority to solicit applications for Contracts only so long as (a) neither this Agreement nor Agent's contract with Penn Mutual or with a general agent of Penn Mutual has been terminated; (b) he or she continues to be qualified as an associated person of the Broker pursuant to the 1934 Act and NASD rules; (c) he or she is authorized to solicit applications for Contracts under the laws of the state in which such solicitations are made; and (d) all such solicitations are made in accordance with the requirements of federal and state securities laws and the rules thereunder and the rules of the NASD.

     4.   The parties agree that:

          (a) Except to the extent modified hereby, Agent's contract with Penn Mutual or with a general agent of Penn Mutual shall continue in full force and effect according to its terms.

          (b) All commissions payable on sales of Contracts shall be paid by Penn Mutual to Agent under Agent's contract with Penn Mutual or with a general agent of Penn Mutual and nothing contained herein shall create any right, title or interest in the Broker to such commissions nor any responsibility on the part of the Broker for payment of such commissions.

          (c) In the event the Broker shall notify Penn Mutual that Agent has failed or refused to submit to supervision of the Broker or has otherwise failed to meet the rules and standards imposed by the Broker, Agent's authority to solicit applications for (and any other activity relating to) Contracts shall immediately cease upon written or oral advice to Agent by the Broker or Penn Mutual, notwithstanding anything to the contrary in Agent's contract with Penn Mutual or with a general agent of Penn Mutual; provided, however, withdrawal of such authority shall not, of itself, affect the authority of Agent to solicit applications for other annuity contracts or insurance policies under his or her contract with Penn Mutual or with a general agent of Penn Mutual.

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          (d)  Penn Mutual shall have the right to rely upon the advice of the
Broker in all matters relating to the supervision of securities activities of Agent and the qualification of Agent to engage in such activities. Any decision relating to such supervision or qualification by the Broker shall be final and binding on the parties hereto.

     5. This Agreement shall continue until terminated by any party on written notice, except that in the event the Broker shall cease to be a registered broker-dealer under the 1934 Act, or the Agent is no longer authorized to solicit applications for Contracts under the terms and conditions hereof, this Agreement shall immediately terminate.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                   ____________________________________
                                                Agent

                                   PENN MUTUAL EQUITY SERVICES, INC.


                                   By _________________________________

                                   ____________________________________
                                                Title

                                   THE PENN MUTUAL LIFE INSURANCE
                                   COMPANY


                                   By _________________________________

                                    ___________________________________
                                                Title

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